TREDEGAR REPORTS FIRST-QUARTER 2016 RESULTS

•	Operating profit from ongoing operations for PE Films of $10.2 million was $6.6 million lower than the first quarter of 2015

•	Operating profit from ongoing operations for Flexible Packaging Films improved by $1.2 million

•	Operating profit from ongoing operations for Bonnell Aluminum of $7.5 million was $2.2 million higher than the first quarter of 2015
RICHMOND, VA--(BUSINESS WIRE)--May 3, 2016--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported first-quarter financial results for the three month period ended March 31, 2016. A summary of results for ongoing operations for the three months ended March 31, 2016 and 2015 is shown below:

(in millions, except per share data)	Three Months Ended March 31,
	2016	2015
Net income from continuing operations as reported under generally accepted accounting principles (“U.S. GAAP”)	$7.3	$9.9
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.7	(0.1)
(Gains) losses from sale of assets and other	(0.5)	(0.2)
Net income from ongoing operations *	$7.5	$9.6

Earnings per share from continuing operations as reported under U.S. GAAP (diluted)	$0.22	$0.30
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.02	—
(Gains) losses from sale of assets and other	(0.01)	(0.01)
Earnings per share from ongoing operations (diluted) *	$0.23	$0.29

*
Tredegar’s presentation of net income and earnings per share from ongoing operations are non-GAAP financial measures that exclude the after-tax effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges and other items, which have been presented separately and removed from net income and diluted earnings per share as reported under U.S. GAAP. Net income and earnings per share from ongoing operations are used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under U.S. GAAP and should not be considered as an alternative to net income or earnings per share from continuing operations as defined by U.S. GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing operations. Further details regarding the special items that reconcile net income from ongoing operations to net income from continuing operations are provided in the Notes to the Financial Tables in this press release.

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John D. Gottwald, Tredegar’s president and chief executive officer, said: “Sales will continue to decline this year in Tredegar’s Personal Care business as a customer transitions to a non-films replacement.  This issue is the principal reason our profits in the polyethylene films segment were down $6.6 million versus last year’s first quarter.  I am pleased with Terphane’s profit of $2 million in the first quarter. However, it is hard to imagine having a more challenging environment for our flexible packaging business, given Brazil’s recession, industry overcapacity, volatile currency rates and resin prices starting to move up.”

Mr. Gottwald added, “Our Aluminum Extrusions unit, Bonnell, continues to perform at a very high level with profits improving 42% over last year.”

OPERATIONS REVIEW
PE Films
PE Films is comprised of personal care materials, surface protection films, polyethylene overwrap films and films for other markets. A summary of first-quarter operating results from ongoing operations for PE Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	March 31,
	2016	2015
Sales volume (lbs)	37,886	43,046	(12.0)%
Net sales	$88,481	$106,357	(16.8)%
Operating profit from ongoing operations	$10,235	$16,832	(39.2)%
First-Quarter Results vs. Prior Year First Quarter Results
Net sales (sales less freight) in the first quarter of 2016 decreased by $17.9 million versus 2015 primarily due to:

•	The loss of business with PE Films’ largest customer related to various product transitions in personal care materials (approximately $6.0 million);

•	Additional loss of business for the remaining portion of personal care materials and within polyethylene overwrap films (approximately $5.8 million);

•
A decline in volume in surface protection films (approximately $2.6 million) that is believed to be the result of lower consumer demand for products with LCD screens in comparison to strong demand in the first quarter of 2015 and resulting in lower capacity utilization and inventory corrections by manufacturers in the supply chain; and

•	The unfavorable impact from the change in the U.S. dollar value of currencies for operations outside of the U.S. (approximately $2.7 million).
As noted above, current year sales volume has declined as a result of the wind down of shipments for certain personal care materials due to various previously announced product transitions and business lost, primarily with PE Films’ largest customer. In addition, efforts to consolidate domestic manufacturing facilities in PE Films commenced in the third quarter of 2015 (“North American facility consolidation”). This restructuring project is not expected to be completed until the middle of 2017, and once complete, annual pre-tax cash cost savings are expected to be approximately $5-6 million on cash-related expenditures and exit costs of approximately $17 million. The table below summarizes the pro forma operating profit from ongoing operations for the first quarters of 2016 and 2015, had the impact of the events noted above been fully realized:

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	Three Months Ended March 31,
(In Thousands)	2016	2015
Operating profit from ongoing operations, as reported	$10,235	$16,832
Contribution to operating profit from ongoing operations associated with product transitions & other losses before restructurings & fixed costs reduction	1,543	4,952
Operating profit from ongoing operations net of the impact of business that will be fully eliminated by the end of 2016	8,692	11,880
Estimated future benefit of North American facility consolidation	1,300	1,300
Pro forma estimated operating profit from ongoing operations	$9,992	$13,180
Net sales associated with lost business and product transitions that have yet to be fully eliminated were $4.7 million and $14.3 million in the first quarters of 2016 and 2015, respectively. As previously announced, PE Films anticipates additional exposure to product transitions and lost business in certain personal care materials, and the estimated additional exposure to future operating profit from ongoing operations relating to such is approximately $10 million annually, which would not likely occur until after 2017.
Net of the impact of product transitions and business lost, pro forma estimated operating profit from ongoing operations in the first quarter of 2016 decreased by $3.2 million versus the first quarter of 2015. The decrease can be primarily attributed to:

•	The unfavorable lag in the pass-through of average resin costs in the first quarter of 2016 versus in 2015 of $2.0 million;

•	Lower contribution to profits from surface protection films of $1.3 million, primarily due to lower volume and sales mix changes; and

•	Higher research and development (“R&D”) expenses of $1.8 million to support new product opportunities offset by lower general, sales and administrative expenses of $1.8 million.
The competitive dynamics in PE Films require continuous development of new materials through R&D to improve cost and performance for customers. The Company expects total R&D spending in 2016 to be higher than 2015 by approximately $4 million.
Capital Expenditures, Depreciation & Amortization
Capital expenditures in PE Films were $6.3 million in the first three months of 2016 compared to $4.4 million in the first three months of 2015. PE Films currently estimates that total capital expenditures in 2016 will be $35 million, including $10 million for routine capital expenditures required to support operations. Capital spending for strategic projects in 2016 includes expansion of elastics capacity in Europe, expansion of surface protection films capacity in China, the North American facility consolidation and added capacity for the production of a new topsheet for feminine hygiene products. Depreciation expense was $3.4 million in the first three months of 2016 and $4.1 million in the first three months of 2015. Depreciation expense is projected to be $14 million in 2016. Amortization expense was $29,000 in the first three months of 2016 and $40,000 in the first three months of 2015, and is projected to be approximately $0.1 million in 2016.

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Flexible Packaging Films
Flexible Packaging Films, which is also referred to as Terphane, produces polyester-based films for use in packaging applications that have specialized properties, such as heat resistance, strength, barrier protection and the ability to accept high-quality print graphics. A summary of first-quarter operating results from ongoing operations for Terphane is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	March 31,
	2016	2015
Sales volume (lbs)	20,662	19,657	5.1%
Net sales	$26,377	$26,844	(1.7)%
Operating profit from ongoing operations	$2,032	$785	158.9%
First-Quarter Results vs. Prior Year First Quarter Results
Net sales in the first quarter of 2016 decreased 1.7% versus the first quarter of 2015 primarily due to lower pricing as a result of lower raw material prices partially offset by an increase in volume and a favorable mix.

Operating profit from ongoing operations in the first quarter of 2016 versus the first quarter of 2015 improved by $1.2 million, primarily due to the following:

•	Higher volume ($0.5 million benefit) and operating efficiencies ($0.8 million);

•	The estimated lag in the pass through of lower raw material costs of $1.0 million in the first quarter of 2016 (none in 2015);

•	Lower depreciation and amortization costs ($0.5 million benefit) and other costs and expenses ($1.6 million);

•	Relief from duties on exports to the U.S. beginning in July 2015 as a result of the reinstatement of the GSP program, versus duties paid in the first quarter of 2015 of $0.3 million; and

•
Foreign currency transaction losses of $1.7 million in the first quarter of 2016 versus foreign currency transaction gains of $1.8 million in the first quarter of 2015, associated with U.S. dollar denominated export sales in Brazil.

The Company expects Terphane’s future operating results to be volatile until its business environment improves.

Capital Expenditures, Depreciation & Amortization
Capital expenditures in Terphane were $0.7 million in the first three months of 2016 compared to $0.6 million in the first three months of 2015. Terphane currently estimates that total capital expenditures in 2016 will be $5 million, including $3 million for routine capital expenditures required to support operations. Depreciation expense was $1.5 million in the first three months of 2016 and $1.9 million in the first three months of 2015. Depreciation expense is projected to be $6 million in 2016. Amortization expense was $0.7 million in the first three months of 2016 and $0.8 million in the first three months of 2015, and is projected to be $3 million in 2016.

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Aluminum Extrusions
Aluminum Extrusions, which is also referred to as Bonnell Aluminum, produces high-quality, soft-alloy and medium-strength aluminum extrusions primarily for building and construction, automotive, consumer durables, machinery and equipment, electrical and distribution markets. A summary of first-quarter results from ongoing operations for Aluminum Extrusions is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	March 31,
	2016	2015
Sales volume (lbs)	41,468	39,454	5.1%
Net sales	$85,474	$93,645	(8.7)%
Operating profit from ongoing operations	$7,499	$5,292	41.7%
First-Quarter Results vs. Prior Year First Quarter Results
Net sales in the first quarter of 2016 decreased versus 2015 primarily due to a decrease in average selling prices, partially offset by higher sales volume. Higher sales volume, primarily in the nonresidential building and construction and automotive markets, had a favorable impact of $3.7 million in the first quarter of 2016 versus the first quarter of 2015. Bonnell Aluminum’s average capacity utilization remains in excess of 90% due to the increased demand, primarily from the nonresidential building and construction sector. Lower average selling prices, which had an unfavorable impact on net sales of $11.9 million, can be primarily attributed to a decrease in average aluminum costs.
Operating profit from ongoing operations in the first quarter of 2016 increased in comparison to the first quarter of 2015 by $2.2 million as a result of the following:

•	The favorable impact of higher volume ($0.5 million);

•	Lower freight and utilities costs of $0.8 million in 2016 driven by a decline in energy prices and operational efficiencies of $0.3 million; and

•	Expenses in the first quarter of 2015 related to the anodizing expansion project ($0.4 million) and weather-related costs ($0.2 million) that did not recur in the first quarter of 2016.
Capital Expenditures, Depreciation & Amortization
Capital expenditures for Bonnell Aluminum were $0.9 million in the first three months of 2016 compared to $2.8 million in the first three months of 2015. Capital expenditures are projected to total $22 million in 2016, which includes $5 million for routine capital expenditures required to support operations and $12 million of a total $18 million expected to add extrusions capacity at the Niles facility. Depreciation expense was $2.0 million in the first three months of 2016 compared to $2.1 million in the first three months of 2015, and is projected to be $8 million in 2016. Amortization expense was $0.3 million in the first three months of 2016 and $0.3 million in the first three months of 2015, and is projected to be $1 million in 2016.
Corporate Expenses, Interest, Taxes & Other
Pension expense was $2.8 million in the first three months of 2016, a favorable change of $0.2 million from the first three months of 2015. Most of the impact on earnings from pension expense is reflected in “Corporate expenses, net” in the Net Sales and Operating Profit by Segment table. Pension expense is projected to be $11.3 million in 2016. Corporate expenses, net increased in 2016 versus 2015 primarily due to business development costs of $0.4 million and stock-based employee benefit accruals of $0.3 million, partially offset by the lower pension expense.
Interest expense was $1.1 million in the first three months of 2016 in comparison to $0.9 million in the first three months of 2015. Interest expense in 2016 included the write off of $0.2 million in unamortized loan fees from the credit facility that was refinanced.

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The effective tax rate used to compute income taxes from continuing operations in the first three months of 2016 was 30.6% compared to 32.6% in the first three months of 2015 and is expected to be 34% for the full year 2016. The effective tax rate from ongoing operations comparable to the introductory earnings reconciliation table was 32.9% for the first three months of 2016 versus 34.3% in 2015. An explanation of significant differences between the estimated effective tax rate for income from continuing operations and the U.S. federal statutory rate for 2016 and 2015 will be provided in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 (the “Form 10-Q”).
CAPITAL STRUCTURE
Net debt (debt in excess of cash and cash equivalents) was $67.0 million at March 31, 2016, compared to $59.8 million at December 31, 2015. Net debt is a financial measure that is not calculated or presented in accordance with U.S. GAAP. See the Notes to the Financial Tables for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation: we have an underfunded defined benefit (pension) plan to which we will be required to make contributions; ours performance is influenced by costs incurred by our operating companies, including, for example, the cost of raw materials and energy; our substantial international operations subject us to risks of doing business in countries outside the U.S., which could adversely affect our consolidated financial condition, results of operations and cash flows; we may not be able to successfully identify, complete or integrate strategic acquisitions; acquired businesses, including Terphane Holdings LLC (“Terphane”) and AACOA, Inc. (“AACOA”), may not achieve the levels of revenue, profit, productivity, or otherwise perform as we expect; acquisitions, including our acquisitions of Terphane and AACOA, involve special risks, including without limitation, diversion of management’s time and attention from our existing businesses, the potential assumption of unanticipated liabilities and contingencies and potential difficulties in integrating acquired businesses and achieving anticipated operational improvements; PE Films is highly dependent on sales associated with its top five customers, the largest of which is The Procter & Gamble Company, and the loss or significant reduction of sales associated with one or more of these customers could have a material adverse effect on our business; growth of PE Films depends on its ability to develop and deliver new products at competitive prices; the failure of PE Films’ customers, who are subject to cyclical downturns, to achieve success or maintain market share could adversely impact its sales and operating margins; uncertain economic conditions in Brazil could adversely impact the financial condition, results of operations and cash flows of Flexible Packaging Films; and the other factors discussed in the reports Tredegar files with or furnishes to the SEC from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s 2015 Annual Report on Form 10-K/A (the “2015 Form 10-K”) filed with the SEC. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC, including the 2015 Form 10-K.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures

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and such comparable U.S. GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2015 sales of $896 million. With approximately 2,800 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

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Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Sales	$207,333	$234,171
Other income (expense), net (a)	770	108
	208,103	234,279

Cost of goods sold (a)	163,053	189,431
Freight	7,001	7,325
Selling, R&D and general expenses (a)	24,839	20,958
Amortization of intangibles	956	1,083
Interest expense	1,085	885
Asset impairments and costs associated with exit and disposal activities, net of adjustments (a)	672	(52)
	197,606	219,630
Income before income taxes	10,497	14,649
Income taxes (c)	3,216	4,779
Net income	$7,281	$9,870

Earnings per share:
Basic	$0.22	$0.30
Diluted	$0.22	$0.30

Shares used to compute earnings per share:
Basic	32,654	32,482
Diluted	32,654	32,628

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Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Net Sales
PE Films	$88,481	$106,357
Flexible Packaging Films	26,377	26,844
Aluminum Extrusions	85,474	93,645
Total net sales	200,332	226,846
Add back freight	7,001	7,325
Sales as shown in the Condensed Consolidated Statements of Income	$207,333	$234,171

Operating Profit
PE Films:
Ongoing operations	$10,235	$16,832
Plant shutdowns, asset impairments, restructurings and other (a)	(1,135)	—
Flexible Packaging Films:
Ongoing operations	2,032	785
Plant shutdowns, asset impairments, restructurings and other (a)	—	67
Aluminum Extrusions:
Ongoing operations	7,499	5,292
Plant shutdowns, asset impairments, restructurings and other (a)	(7)	(15)
Total	18,624	22,961
Interest income	37	89
Interest expense	1,085	885
Gain on investment accounted for under fair value method (d)	800	—
Stock option-based compensation costs	(37)	300
Corporate expenses, net (a)	7,916	7,216
Income before income taxes	10,497	14,649
Income taxes (c)	3,216	4,779
Net income	$7,281	$9,870

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Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31, 2016	December 31, 2015
Assets
Cash & cash equivalents	$40,022	$44,156
Accounts & other receivables, net	98,717	94,217
Income taxes recoverable	—	360
Inventories	65,517	65,325
Prepaid expenses & other	7,282	6,946
Total current assets	211,538	211,004
Property, plant & equipment, net	240,140	231,315
Goodwill & other intangibles, net	153,284	153,072
Other assets	30,801	27,869
Total assets	$635,763	$623,260
Liabilities and Shareholders’ Equity
Accounts payable	$73,603	$84,148
Accrued expenses	32,997	33,653
Income taxes payable	1,493	—
Total current liabilities	108,093	117,801
Long-term debt	107,000	104,000
Deferred income taxes	21,649	18,656
Other noncurrent liabilities	107,552	110,055
Shareholders’ equity	291,469	272,748
Total liabilities and shareholders’ equity	$635,763	$623,260

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Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Cash flows from operating activities:
Net income	$7,281	$9,870
Adjustments for noncash items:
Depreciation	6,952	8,129
Amortization of intangibles	956	1,083
Deferred income taxes	306	(2,419)
Accrued pension income and post-retirement benefits	2,891	3,129
Gain on investment accounted for under the fair value method	(800)	—
Loss on asset impairments and divestitures	256	—
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and other receivables	(2,489)	(14,782)
Inventories	1,535	(3,334)
Income taxes recoverable/payable	1,937	6,110
Prepaid expenses and other	(824)	(1,035)
Accounts payable and accrued expenses	(13,585)	4,251
Other, net	183	1,351
Net cash provided by operating activities	4,599	12,353
Cash flows from investing activities:
Capital expenditures	(7,974)	(7,817)
Proceeds from the sale of assets and other	676	504
Net cash used in investing activities	(7,298)	(7,313)
Cash flows from financing activities:
Borrowings	17,250	34,250
Debt principal payments	(14,250)	(30,500)
Dividends paid	(3,606)	(2,939)
Debt financing costs	(2,450)	(78)
Proceeds from exercise of stock options and other	—	2,134
Net cash provided by (used) in financing activities	(3,056)	2,867
Effect of exchange rate changes on cash	1,621	(2,808)
Increase (decrease) in cash and cash equivalents	(4,134)	5,099
Cash and cash equivalents at beginning of period	44,156	50,056
Cash and cash equivalents at end of period	$40,022	$55,155

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Notes to the Financial Tables
(Unaudited)
(a) Losses associated with plant shutdowns, asset impairments, restructurings and other charges for continuing operations in the first quarter of 2016 and 2015 are shown below and, unless otherwise noted, are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income. Results in the first quarter of 2016 include:

•
Pretax charges of $1.1 million associated with the consolidation of domestic PE Films manufacturing facilities, which includes severance and other employee-related costs of $0.3 million, accelerated depreciation of $0.1 million (included in “Cost of goods sold” in the condensed consolidated statements of income), asset impairments of $0.2 million and other facility consolidation-related expenses of $0.5 million ($0.4 million included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.4 million associated with a non-recurring business development project (included in “Selling, R&D and general expense” in the condensed consolidated statement of income and “Corporate expenses, net” in the statement of net sales and operating profit by segment);

•	Pretax charges of $8,000 for severance and other employee-related costs associated with restructurings in PE Films; and

•	Pretax charges of $7,000 associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana.
Results in the first quarter of 2015 include:

•	Pretax adjustment of $0.1 million to reverse previously accrued severance and other employee-related costs associated with restructurings in PE Films; and

•	Pretax charges of $15,000 associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana.

(b)
An unrealized gain on the Company’s investment in kaleo, Inc. (“kaléo”) of $0.8 million was recognized in the first quarter of 2016 (no unrealized gain (loss) in the first quarter of 2015). The change in the estimated fair value of the Company’s holding in kaléo in the first quarter of 2016 was primarily associated with the negotiated terms of the termination of sanofi-aventis U.S. LLC’s exclusive rights license for Auvi-Q in North America and the return of such rights to kaléo. Projected future cash flows associated with relaunching the epinephrine auto-injector and reaching other product development and commercialization milestones are discounted at 45% for their high degree of risk.

(c)
Income taxes in 2016 and 2015 included the partial reversal of a valuation allowance of $0.1 million and $0.2 million, respectively, related to the expected limitations on the utilization of assumed capital losses on certain investments that were recognized in prior years.

(d)	Net debt is calculated as follows:

(in millions)	March 31,	December 31,
	2016	2015
Debt	$107.0	$104.0
Less: Cash and cash equivalents	40.0	44.2
Net debt	$67.0	$59.8
Net debt is not intended to represent total debt as defined by U.S. GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

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(e) The pre-tax and after-tax effects of gains (losses) associated with plant shutdowns, asset impairments and restructurings, gains (losses) from the sale of assets and other (which includes unrealized gains and losses for an investment accounted for under the fair value method) and goodwill impairment charge have been presented separately and removed from income from continuing operations as reported under U.S. GAAP to determine Tredegar’s presentation of net income from ongoing operations. Net income from ongoing operations is a key financial and analytical measure used by Tredegar to gauge the operating performance of its ongoing operations. It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under U.S. GAAP and should not be considered as an alternative to net income from continuing operations as defined by U.S. GAAP. It excludes items that we believe do not relate to Tredegar’s ongoing operations. A reconciliation of the pre-tax and post-tax balances attributed to net income from ongoing operations for the years ended March 31, 2016 and 2015 are shown below in order to show its impact upon the effective tax rate:

(in millions)	Pre-Tax	Taxes Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended March 31, 2016	(a)	(b)		(b)/(a)
Net income from continuing operations as reported under U.S. GAAP	$10.5	$3.2	$7.3	30.6%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	1.1	0.4	0.7
(Gains) losses from sale of assets and other	(0.4)	0.1	(0.5)
Net income from ongoing operations	$11.2	$3.7	$7.5	32.9%
Three Months Ended March 31, 2015
Net income from continuing operations as reported under U.S. GAAP	$14.7	$4.8	$9.9	32.6%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	(0.1)	—	(0.1)
(Gains) losses from sale of assets and other	—	0.2	(0.2)
Net income from ongoing operations	$14.6	$5.0	$9.6	34.3%

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
Fax: 804-330-1777
neill.bellamy@tredegar.com

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